Exhibit 99.1

LIFEVANTAGE ANNOUNCES PRELIMINARY UNAUDITED FIRST QUARTER REVENUE

Company Anticipates Second Consecutive Quarter of Double Digit Percentage Increases in Net Revenue

San Diego, CA, October 15, 2009, LifeVantage Corporation (OTCBB: LFVN), the maker of Protandim® and TrueScience™ Anti-Aging Cream, science-based solutions to oxidative stress, announced preliminary unaudited net revenue for the first fiscal quarter of 2010. The Company anticipates net revenue of approximately $1.9 million for the three month period ended September 30, 2009, compared to net revenue of $1.6 million for the three month period ended June 30, 2009. This continued growth in revenue demonstrates the success of the Company’s on-going expansion into the network marketing distribution model.

Total operating expenses in the first fiscal quarter of 2010 decreased by approximately 25% from total operating expenses of $6.1 million in the fourth fiscal quarter of 2009. This decline is primarily attributable to reductions of approximately 80% in total legal expenses. In the first fiscal quarter of 2010, legal expenses decreased by approximately $1 million and other operating expenses decreased by approximately $0.5 million. These decreases are directly attributable to the Company’s efforts in expense reductions and greatly reduced activity in litigation in which the Company has been a party.

“We are pleased to announce that the Company anticipates its second consecutive quarter of double digit percentage increases in net revenue,” stated Carrie E. Carlander, Chief Financial Officer of LifeVantage, “especially since both quarters of revenue increases occurred during a traditionally slower time of year for MLM companies. Moving forward, as we continue to grow and expand our network marketing business model and make progress on the scientific front, we will continue to look for ways to decrease expenditures as appropriate as we move towards profitability.”

The Company will hold a conference call today at 1:30pm Pacific time (4:30pm Eastern time) during which it will provide an update on its business and discuss fourth quarter and fiscal year 2009 financial and operating results as well as preliminary unaudited financial results for the first fiscal quarter of 2010. David W. Brown, President & Chief Executive Officer, is scheduled to lead the call and will be joined by Carrie E. Carlander, Chief Financial Officer.

The conference call may be accessed by dialing (888) 857-6930 for domestic callers and entering the pass code 5862542. The webcast will be available live via the Internet by accessing the Investors section of LifeVantage’s website at http://www.lifevantage.com/investor-profile.aspx. Replays of the webcast will be available on LifeVantage’s website for 30 days and a phone replay will be available through October 20th, 2009 by dialing (888) 203-1112 and entering the pass code 5862542.

About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, nutraceutical company dedicated to helping people reach their health and wellness goals. Founded in 2003 and based in San Diego, CA, LifeVantage develops products, including Protandim®, that deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of our network marketing sales channel; our ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving our network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect our business; future laws or regulations may hinder or prohibit the production or sale of our existing product and any future products; unfavorable publicity could materially hurt our business; and the Company’s ability to protect our intellectual property rights and the value of our product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

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Investor Relations Contact:
Ioana C. Hone
(858) 312-8000 Ext. 4